                                                Filed Pursuant to Rule 424(b)(5)
                                                      Registration No. 333-81583

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED AUGUST 27, 1999)
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                                  $175,000,000

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          NEWFIELD EXPLORATION COMPANY

                          7 5/8% Senior Notes due 2011

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COMPANY

- We are an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties.

- Our areas of operation include the Gulf of Mexico, the U.S. onshore Gulf Coast, the Anadarko Basin of Oklahoma, offshore Australia and China's Bohai Bay.

NOTES

- We are offering $175,000,000 aggregate principal amount of our 7 5/8% Senior Notes due 2011.
- We will pay interest on the notes semi-annually in arrears on March 1 and September 1 of each year, beginning September 1, 2001.
- We may redeem some or all of the notes at any time before their maturity date at a redemption price based on the make-whole amount described in this prospectus supplement plus accrued interest.
- The notes will be unsecured and rank equally with our other senior unsecured and unsubordinated indebtedness.
- We do not plan to list the notes on any securities exchange.

BEFORE BUYING ANY NOTES, YOU SHOULD READ THE DISCUSSION OF MATERIAL RISKS OF INVESTING IN OUR NOTES BEGINNING ON PAGE S-3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                              PER NOTE               TOTAL
------------------------------------------------------------------------------------------
Price to Public                                               99.931%         $174,879,250
------------------------------------------------------------------------------------------
Underwriting Discount                                          1.030%           $1,802,500
------------------------------------------------------------------------------------------
Proceeds to Newfield (before expenses)                        98.901%         $173,076,750
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

We currently expect to deliver the notes to the underwriters in book-entry form only through the facilities of The Depository Trust Company, on or about February 28, 2001.

                        SOLE BOOKRUNNER AND LEAD MANAGER

                                UBS WARBURG LLC

                         DRESDNER KLEINWORT WASSERSTEIN

                 Prospectus Supplement dated February 21, 2001

Prospectus supplement summary

The following information should be read together with the information contained in other parts of this prospectus supplement and in the accompanying prospectus. You should carefully read this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference to fully understand the terms of the notes as well as other considerations that are important to you in making a decision about whether to invest in the notes. You should pay attention to the "Risk factors" section beginning on page S-3 of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

OUR COMPANY

Newfield is an independent oil and gas company engaged in the exploration, development and acquisition of crude oil and natural gas properties. We were founded in 1989 and acquired our first oil and gas reserves in 1990. Since that time, we have grown rapidly. Our initial focus area was the Gulf of Mexico. Over the last several years we have expanded our areas of operation to include the U.S. onshore Gulf Coast, the Anadarko Basin of Oklahoma, offshore Australia and China's Bohai Bay.

Our executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number is (281) 847-6000.

THE OFFERING

Issuer..........................   Newfield Exploration Company.

Securities Offered..............   $175,000,000 principal amount of 7 5/8%
                                   Senior Notes due 2011.

Maturity Date...................   March 1, 2011.

Interest Payment Dates..........   March 1 and September 1 of each year,
                                   beginning on September 1, 2001.

Optional Redemption.............   The notes may be redeemed at any time, at our
                                   option, in whole or in part, at a price based on a make-whole amount described in this prospectus supplement plus accrued and unpaid interest (if any) to the date of redemption.

Mandatory Redemption............   None.

Ranking.........................   The notes will be our senior unsecured
                                   obligations and will rank pari passu in right of payment with any of our existing and future senior unsecured indebtedness, including borrowings under our bank credit facility and our 7.45% Senior Notes due 2007, and senior in right of payment to all of our existing and future subordinated indebtedness.

Certain Covenants...............   The indenture relating to the notes will
                                   contain limitations on, among other things, our ability to incur indebtedness secured by certain liens and engage in certain sale/leaseback transactions.

Use of Proceeds.................   The net proceeds from this offering of
                                   approximately $172.8 million will be used to repay a portion of the borrowings outstanding under our credit facility (approximately $270 million outstanding as of February 20, 2001).
                                   See "Use of proceeds."

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Risk factors
You should carefully consider, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, the risks described below before making an investment decision.

RISKS ASSOCIATED WITH THE NOTES

THE NOTES WILL BE EFFECTIVELY SUBORDINATED TO OBLIGATIONS OF OUR SUBSIDIARIES. The notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries. Our subsidiaries are separate legal entities and have no obligation to pay, or make funds available to pay, any amounts due on the notes. All of our international and U.S. mid-continent properties are owned and operated by our subsidiaries. At December 31, 2000, our international subsidiaries had total combined assets of approximately $75.9 million, net of receivables from us, and liabilities of approximately $11.4 million, exclusive of net payables to us. We acquired all of our mid-continent properties in January 2001 for total consideration of approximately $333 million, inclusive of the assumption of debt (which was subsequently repaid) and certain other obligations.

THERE IS NO PUBLIC MARKET FOR THE NOTES.
We do not plan to list the notes on any securities exchange. We have been advised by UBS Warburg LLC that it intends to make a market in the notes but is not obligated to do so and may stop its market making at any time. No assurance can be given:

+ that a market for the notes will develop or continue;

+ as to the liquidity of any market that does develop; or

+ as to your ability to sell any notes you may own or the price at which you may be able to sell your notes.

RISKS ASSOCIATED WITH OUR OPERATIONS

OIL AND GAS PRICES FLUCTUATE WIDELY, AND LOW PRICES FOR AN EXTENDED PERIOD OF TIME ARE LIKELY TO HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.
Our revenues, profitability and future growth depend substantially on prevailing prices for oil and gas. These prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and gas that we can economically produce.

Prices for oil and gas fluctuate widely. Among the factors that can cause fluctuations are:

+ the domestic and foreign supply of oil and natural gas;

+ weather conditions;

+ the price of foreign imports;

+ world-wide economic conditions;

+ political conditions in oil and gas producing regions;

+ the level of consumer demand;

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                                                                            S- 3

RISK FACTORS
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+ domestic and foreign governmental regulations; and

+ the price and availability of alternative fuels.

OUR USE OF HEDGING TRANSACTIONS FOR A PORTION OF OUR OIL AND GAS PRODUCTION MAY LIMIT FUTURE REVENUES FROM PRICE INCREASES AND RESULT IN SIGNIFICANT FLUCTUATIONS IN OUR STOCKHOLDERS' EQUITY.
We use hedging transactions with respect to a portion of our oil and gas production to achieve more predictable cash flow and to reduce our exposure to price fluctuations. While the use of hedging transactions limits the downside risk of price declines, their use may also limit future revenues from price increases. Please read our most recently filed annual report on Form 10-K or quarterly report on Form 10-Q for a more detailed discussion of our hedging program.

We adopted Statement of Financial Accounting Standards (SFAS) No. 133 as of January 1, 2001. As a result of adopting SFAS No. 133, our stockholders' equity may fluctuate significantly from period to period. SFAS No. 133 generally requires us to record each derivative instrument as an asset or liability measured at its fair value. We must record an initial adjustment in the other comprehensive income component of stockholders' equity on adoption of SFAS No. 133, which amount will likely be significant. Thereafter, we must similarly record changes in the value of our hedges, which could result in significant fluctuations in stockholders' equity from period to period.

OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO REPLACE RESERVES THAT WE PRODUCE. Our future success depends on our ability to find, develop and acquire oil and gas reserves that are economically recoverable. As is generally the case in the Gulf Coast region, our producing properties in that region usually have high initial production rates, followed by steep declines. As a result, we must locate and develop or acquire new oil and gas reserves to replace those being depleted by production. We must do this even during periods of low oil and gas prices when it may be difficult to raise the capital necessary to finance these activities. Without successful exploration or acquisition activities, our reserves, production and revenues will decline rapidly. We cannot assure you that we will be able to find and develop or acquire additional reserves at an acceptable cost.

SUBSTANTIAL CAPITAL IS REQUIRED TO REPLACE AND GROW RESERVES.
We make, and will continue to make, substantial expenditures to find, develop, acquire and produce oil and gas reserves. We believe that we will have sufficient cash provided by operating activities and borrowings under our credit facility to fund planned capital expenditures in 2001. If, however, lower oil and gas prices or operating difficulties result in our cash flow from operations being less than expected or limit our ability to borrow under our credit facility, we may be unable to expend the capital necessary to undertake or complete our drilling program unless we raise additional funds through debt or equity financings. We cannot assure you that debt or equity financing, cash generated by operations or borrowing capacity will be available to meet these requirements.

RESERVE ESTIMATES ARE INHERENTLY UNCERTAIN AND DEPEND ON MANY ASSUMPTIONS THAT MAY TURN OUT TO BE INACCURATE.
Estimating accumulations of oil and gas is complex and is not exact because of the numerous uncertainties inherent in the process. The process relies on interpretations of available geologic, geophysic, engineering and production data. The extent, quality and reliability of this data can vary. The process also requires certain economic assumptions, some of which are mandated by the Securities and Exchange Commission, such as oil and gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The accuracy of a reserve estimate is a function of:

+ the quality and quantity of available data;

+ the interpretation of that data;

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S- 4

RISK FACTORS
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+ the accuracy of various mandated economic assumptions; and

+ the judgment of the persons preparing the estimate.

Our proved reserve information incorporated by reference in this prospectus supplement and the accompanying prospectus is based on estimates we prepared. Estimates prepared by others might differ materially from our estimates.

Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from our estimates. Any significant variance could materially affect the quantities and present value of our reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development and prevailing oil and gas prices. Our reserves may also be susceptible to drainage by operators on adjacent properties.

You should not assume that the present value of future net cash flows incorporated by reference in this prospectus supplement and the accompanying prospectus is the current market value of our estimated proved oil and gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.

IF OIL AND GAS PRICES DECREASE, WE MAY BE REQUIRED TO TAKE WRITEDOWNS.
There is a risk that we will be required to writedown the carrying value of our oil and gas properties when oil and gas prices are low or if we have substantial downward adjustments to our estimated proved reserves, increases in our estimates of development costs or deterioration in our exploration results.

We capitalize the costs to acquire, find and develop our oil and gas properties. Under the full cost accounting method we use, the net capitalized costs of our oil and gas properties may not exceed the present value of estimated future net cash flows from proved reserves, using period end oil and gas prices and a 10% discount factor, plus the lower of cost or fair market value of unproved properties. If net capitalized costs of our oil and gas properties exceed this limit, we must charge the amount of this excess to earnings. This type of charge will not affect our cash flow from operating activities, but it will reduce the book value of our stockholders' equity. We review the carrying value of our properties quarterly, based on prices in effect as of the end of each quarter or as of the time of reporting our results. The carrying value of oil and gas properties is computed on a country-by-country basis. Therefore, while our properties in one country may be subject to a writedown, our properties in other countries could be unaffected. Once incurred, a writedown of oil and gas properties is not reversible at a later date even if oil or gas prices increase.

WE MAY BE SUBJECT TO RISKS IN CONNECTION WITH FUTURE ACQUISITIONS.
The successful acquisition of producing properties requires an assessment of several factors, including:

+ recoverable reserves;

+ future oil and gas prices;

+ operating costs; and

+ potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become

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                                                                            S- 5

RISK FACTORS
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sufficiently familiar with the properties to fully assess their deficiencies and capabilities. Inspections may not always be performed on every platform or well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We are often not entitled to contractual indemnification for environmental liabilities and acquire structures on a property on an "as is" basis.

COMPETITIVE INDUSTRY CONDITIONS MAY NEGATIVELY AFFECT OUR ABILITY TO CONDUCT OPERATIONS.
Competition in the oil and gas industry is intense, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Major and independent oil and gas companies actively bid for desirable oil and gas properties, as well as for the equipment and labor required to operate and develop these properties. Many of our competitors have financial resources that are substantially greater than ours, which may adversely affect our ability to compete with these companies.

DRILLING IS A HIGH-RISK ACTIVITY.
Our future success will depend on the success of our drilling program. In addition to the numerous operating risks described in more detail below, these activities involve the risk that no commercially productive oil or gas reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

+ unexpected drilling conditions;

+ pressure or irregularities in formations;

+ equipment failures or accidents;

+ adverse weather conditions;

+ compliance with governmental requirements; and

+ shortages or delays in the availability of drilling rigs and the delivery of equipment.

THE OIL AND GAS BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES; INSURANCE MAY NOT PROTECT US AGAINST ALL THESE RISKS. The oil and gas business involves a variety of operating risks, including:

+ fires;

+ explosions;

+ blow-outs;

+ uncontrollable flows of oil, gas, formation water or drilling fluids;

+ natural disasters;

+ pipe or cement failures;

+ casing collapses;

+ embedded oilfield drilling and service tools;

+ abnormally pressured formations; and

+ environmental hazards such as oil spills, natural gas leaks, pipeline ruptures and discharges of toxic gases.

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S- 6

RISK FACTORS
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If any of these events occur, we could incur substantial losses as a result of:

+ injury or loss of life;

+ severe damage to and destruction of property, natural resources and equipment;

+ pollution and other environmental damage;

+ clean-up responsibilities;

+ regulatory investigation and penalties;

+ suspension of our operations; and

+ repairs to resume operations.

If we experience any of these problems, our ability to conduct operations could be adversely affected.

Offshore operations are subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for our drilling and development programs and acquisitions, or result in loss of properties.

We maintain insurance against some, but not all, of these potential risks and losses. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us.

WE HAVE RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS.
We continue to evaluate and pursue new opportunities for international expansion in areas where we can use our core competencies. To date, we have expanded our operations to Australia and China.

Ownership of property interests and production operations in areas outside the United States are subject to the various risks inherent in foreign operations. These risks may include:

+ currency restrictions and exchange rate fluctuations;

+ loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

+ increases in taxes and governmental royalties;

+ renegotiation of contracts with governmental entities and quasi-governmental agencies;

+ change in laws and policies governing operations of foreign-based companies;

+ labor problems; and

+ other uncertainties arising out of foreign government sovereignty over our international operations.

Our international operations may also be adversely affected by laws and policies of the United States affecting foreign trade, taxation and investment. In addition, in the event of a dispute arising from foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

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                                                                            S- 7

RISK FACTORS
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OTHER INDEPENDENT OIL AND GAS COMPANIES' LIMITED ACCESS TO CAPITAL MAY CHANGE
OUR EXPLORATION AND DEVELOPMENT PLANS.
Many independent oil and gas companies have limited access to the capital necessary to finance their activities. As a result, some of the other working interest owners of our wells may be unwilling or unable to pay their share of the costs of projects as they become due. These problems could cause us to change, suspend or terminate our drilling and development plans with respect to the affected project.

WE ARE SUBJECT TO COMPLEX LAWS THAT CAN AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.
Exploration, development, production and sale of oil and gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include:

+ discharge permits for drilling operations;

+ drilling bonds;

+ reports concerning operations;

+ the spacing of wells;

+ unitization and pooling of properties; and

+ taxation.

Under these laws, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could have a material adverse effect on our financial condition and results of operations.

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S- 8

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Use of proceeds

The net proceeds from this offering are estimated to be approximately $172.8 million. The net proceeds will be applied to pay a portion of the borrowings outstanding under our credit facility, which were $270 million as of February 20, 2001. Substantially all of the borrowings outstanding under the credit facility were incurred in connection with our acquisition of Lariat Petroleum, Inc. in January 2001. As of February 20, 2001, the effective interest rate on borrowings under the credit facility was 6.875%. The credit facility expires on January 23, 2004.

Consolidated ratios of earnings to fixed charges

We have calculated our ratios of earnings to fixed charges as follows:

                                       NINE MONTHS
                                          ENDED
    YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
--------------------------------    ------------------
1995   1996   1997   1998   1999           2000
24.3x  28.4x  9.5x   (1)    3.7x           7.8x

(1) The Company had a loss for the year ended December 31, 1998 for purposes of computing these ratios. Earnings for such year were insufficient to cover fixed charges by approximately $88.4 million.

For purposes of computing the consolidated ratios of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges (excluding capitalized interest) and fixed charges consist of interest expense, dividends on our convertible trust preferred securities and the estimated interest component of rent expense.

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                                                                            S- 9

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Capitalization

The following table sets forth as of December 31, 2000:

+ our unaudited historical capitalization;

+ our capitalization on a pro forma basis giving effect to the incurrence of $265 million of debt under our credit facility in connection with our recent acquisition of Lariat Petroleum, Inc.; and

+ our pro forma capitalization as adjusted to give effect to this offering and the application of the net proceeds herefrom as described under "Use of proceeds."

The table should be read in conjunction with our consolidated financial statements and the notes thereto and our unaudited pro forma combined financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                                                     AS OF DECEMBER 31, 2000
                                                              -------------------------------------
                                                                                         PRO FORMA
                                                              HISTORICAL   PRO FORMA    AS ADJUSTED
---------------------------------------------------------------------------------------------------
Long-term debt
  Credit facility and money market lines....................   $  9,000    $  274,000   $   99,000
  7.45% Senior Notes due 2007...............................    124,711       124,711      124,711
  7 5/8% Senior Notes due 2011..............................         --            --      175,000
                                                               --------    ----------   ----------
         Total long-term debt...............................    133,711       398,711      398,711
                                                               --------    ----------   ----------
Company-obligated, mandatorily redeemable, convertible
  preferred securities of Newfield Financial Trust I........    143,750       143,750      143,750
                                                               --------    ----------   ----------
Stockholders' equity
  Preferred stock ($0.01 par value, 5,000,000 share
    authorized; no shares issued)...........................         --            --           --
  Common stock ($0.01 par value, 100,000,000 shares
    authorized; 42,607,301 shares issued and outstanding;
    44,513,831 shares issued and outstanding, pro forma)....        426           445          445
  Treasury stock............................................         --            --           --
  Additional paid-in capital................................    286,412       354,393      354,393
  Unearned compensation.....................................     (6,201)       (6,201)      (6,201)
  Accumulated other comprehensive loss -- foreign currency
    translation adjustment..................................     (4,644)       (4,644)      (4,644)
  Retained earnings.........................................    243,462       243,462      243,462
                                                               --------    ----------   ----------
         Total stockholders' equity.........................    519,455       587,455      587,455
                                                               --------    ----------   ----------
         Total capitalization...............................   $796,916    $1,129,916   $1,129,916
                                                               ========    ==========   ==========

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S- 10

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Description of notes
The notes are a new series of debt securities described in the accompanying prospectus that will be issued under an Indenture dated as of February 28, 2001 (the "Indenture") between us and First Union National Bank, as trustee (the "Trustee"). We will issue the notes pursuant to a resolution of a designated committee our Board of Directors and accompanying officers' certificate setting forth the specific terms applicable to the notes.

The following description is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Because the description is only a summary, you should refer to the Indenture and the notes, forms of which are available from us, for a complete description of our obligations and your rights.

GENERAL

The Notes.  The notes:

+ are our general unsecured, senior obligations;

+ constitute a new series of debt securities issued under the Indenture;

+ will be limited to an aggregate principal amount of $175 million;

+ will mature on March 1, 2011;

+ will not be entitled to the benefit of any sinking fund;

+ will be issued in denominations of $1,000 and integral multiples of $1,000;
  and

+ will be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with DTC.

Interest.  Interest on the notes will:

+ accrue at the rate of 7 5/8% per annum;

+ accrue from the date of original issuance or the most recent interest payment date;

+ be payable in cash semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2001;

+ be payable to holders of record on the February 15 and August 15 immediately preceding the related interest payment dates; and

+ be computed on the basis of a 360-day year consisting of twelve 30-day months.

PAYMENT AND TRANSFER

Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 5847 San Felipe, Suite 1050, Houston, Texas 77057).

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                                                                           S- 11

DESCRIPTION OF NOTES
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Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the Trustee or by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period of 15 days before selection of notes to be redeemed.

The registered holder of a note will be treated as the owner of it for all purposes.

OPTIONAL REDEMPTION

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

+ 100% of the principal amount of the notes to be redeemed; or

+ the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

plus, in either case, accrued interest to the date of redemption.

Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place(s) that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. If less than all the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate.

For purposes of determining the optional redemption price, the following definitions are applicable:

"Treasury Yield" means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes.

"Independent Investment Banker" means UBS Warburg LLC (and its successors), or, if such firm is unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to us.

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DESCRIPTION OF NOTES
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"Comparable Treasury Price" means, with respect to any redemption date, (a) the bid price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) at 4:00 p.m. on the third business day preceding the redemption date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500), or (b) if such page (or any successor page) is not displayed or does not contain such bid prices at such time (i) the average of the Reference Treasury Dealer Quotations obtained by the Trustee for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations obtained by the Trustee.

"Reference Treasury Dealer" means (i) UBS Warburg LLC and its successors, unless it ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes, an average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Except as set forth above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

DEFEASANCE

The notes will be subject to defeasance and discharge and to covenant defeasance as provided under "Description of Debt Securities -- Defeasance and Covenant Defeasance" in the accompanying prospectus.

RANKING

The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future unsecured and unsubordinated indebtedness.

All of our international and U.S. mid-continent properties are owned and operated by our subsidiaries. As a result, distributions or advances from these subsidiaries may be necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from these subsidiaries that we require to pay our debt service obligations, including payments on the notes. The notes will be structurally subordinated to all obligations of these subsidiaries, including claims of trade payables. This means that holders of the notes will have a junior position to the claims of creditors of these subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt.

CERTAIN COVENANTS

Limitation on Liens. Nothing in the Indenture or the notes in any way limits the amount of indebtedness or securities (other than the notes) that we or any of our subsidiaries may incur or issue. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien on any property or

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                                                                           S- 13

DESCRIPTION OF NOTES
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asset now owned or hereafter acquired by the Company or such Restricted
Subsidiary without making effective provision whereby any and all notes then or thereafter outstanding will be secured by a Lien equally and ratably with any and all other obligations thereby secured for so long as any such obligations shall be so secured.

The foregoing restriction will not, however, apply to:

+ Liens existing on the date on which the notes were originally issued or provided for under the terms of agreements existing on such date;

+ Liens on properties securing:

   + all or any portion of the cost of exploration, drilling or development of such properties,

   + all or any portion of the cost of acquiring, constructing, altering, improving or repairing any properties or assets used or to be used in connection with such properties or

   + Indebtedness incurred by the Company or any Restricted Subsidiary to provide funds for the activities set forth in the two bullet points immediately above with respect to such properties;

+ Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary;

+ Liens on property existing at the time of acquisition of such property by the Company or a subsidiary or Liens on the property of any corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary of the Company or is merged with the Company in compliance with the Indenture and in either case not incurred in connection with the acquisition of such property or such corporation or other entity becoming a Restricted Subsidiary of the Company or being merged with the Company, provided that such Liens do not cover any property or assets of the Company or any of its Restricted Subsidiaries other than the property so acquired;

+ Liens on any property securing (i) Indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or (ii) Indebtedness issued or guaranteed by the United States or any State thereof;

+ any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of) any Lien of any type permitted under any bullet point above, provided that such Lien extends to or covers only the property that is subject to the Lien being extended, renewed or replaced;

+ certain Liens arising in the ordinary course of business of the Company and the Restricted Subsidiaries;

+ any Lien resulting from the deposit of moneys or evidences of indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any Restricted Subsidiary; or

+ Liens (exclusive of any Lien of any type otherwise permitted under any bullet point above) securing Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount which, together with the aggregate amount of Attributable Indebtedness deemed to be outstanding in respect of all Sale/Leaseback Transactions entered into pursuant to clause (a) of the covenant described under "Limitation on Sale/Leaseback Transactions" below (exclusive of any such Sale/

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S- 14

DESCRIPTION OF NOTES
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  Leaseback Transactions otherwise permitted under one of the foregoing clauses), does not at the time such Indebtedness is incurred exceed 7.5% of the Consolidated Net Tangible Assets of the Company (as shown in the most recent published quarterly or year-end consolidated balance sheet of the Company and its subsidiaries).

The following types of transactions will not be prohibited or otherwise limited by the foregoing covenant:

+ the sale, granting of Liens with respect to, or other transfer of, crude oil, natural gas or other petroleum hydrocarbons in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount (however determined) of money or of such crude oil, natural gas or other petroleum hydrocarbons;

+ the sale or other transfer of any other interest in property of the character commonly referred to as a production payment, overriding royalty, forward sale or similar interest;

+ the entering into of Currency Hedge Obligations, Interest Rate Hedging
  Agreements or Oil and Gas Hedging Contracts, although Liens securing any Indebtedness for borrowed money that is the subject of any such obligation shall not be permitted hereby unless permitted under the provisions described above; and

+ the granting of Liens required by any contract or statute in order to permit the Company or any Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of the United States or any State thereof, or to secure partial, progress, advance or other payments to the Company or any Restricted Subsidiary by such governmental unit pursuant to the provisions of any contract or statute.

Limitation on Sale/Leaseback Transactions. The Indenture provides that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or a Restricted Subsidiary) unless:

   (a) the Company or such Restricted Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under "Limitation on Liens" above without equally and ratably securing the notes pursuant to such covenant;

   (b) after the date on which the notes were originally issued and within a period commencing six months prior to the consummation of such Sale/Leaseback Transaction and ending six months after the consummation thereof, the Company or such Restricted Subsidiary shall have expended for property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries (including amounts expended for the exploration, drilling or development thereof, and for additions, alterations, repairs and improvements thereto) an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and the Company elects to designate such amount pursuant to this clause (b) with respect to such Sale/Leaseback Transaction (with any such amount not being so designated and not permitted under clause (a) to be applied as set forth in clause (c) below); or

   (c) the Company, during the 12-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to the voluntary defeasance or retirement of notes or any Pari Passu Indebtedness an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of the Company, of such property at the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount designated by the

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                                                                           S- 15

DESCRIPTION OF NOTES
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Company as set forth in clause (b) above), less an amount equal to the principal amount of notes and Pari Passu Indebtedness voluntarily defeased or retired by the Company within such 12-month period and not designated with respect to any other Sale/Leaseback Transaction entered into by the Company or any Restricted Subsidiary during such period.

Subsidiary Guarantors. The notes are not guaranteed by any of our subsidiaries. The Indenture provides that if any subsidiary of our Company guarantees any Funded Indebtedness of our Company at any time in the future, then we will cause the notes to be equally and ratably guaranteed by such subsidiary.

CERTAIN DEFINITIONS

"Attributable Indebtedness," when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease can be extended).

"Capitalized Lease Obligation" means any obligation to pay rent or other amounts under a lease of property that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles; and the amount of such obligation shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.

"Consolidated Net Tangible Assets" means, for the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with generally accepted accounting principles, the aggregate amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) that would be included on a balance sheet after deducting therefrom
(a) all liability items except deferred income taxes, Funded Indebtedness and other long-term liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles.

"Currency Hedge Obligations" means obligations incurred in the ordinary course of business pursuant to any foreign currency exchange agreement, option or futures contract or other similar agreement or arrangement designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

"Funded Indebtedness" means all Indebtedness that matures by its terms, or that is renewable at the option of any obligor thereon to a date, more than one year after the date on which such Indebtedness is originally incurred.

"Indebtedness" means (i) all indebtedness for borrowed money (whether or not the recourse of the lender is to the whole of the assets of the borrower or only to a portion thereof), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations in respect of letters

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S- 16

DESCRIPTION OF NOTES
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of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit incurred in the ordinary course of business, (iv) all obligations to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations, (vi) all Indebtedness of others secured by a Lien on any asset of the relevant entity, whether or not such Indebtedness is assumed by such entity,
(vii) all Indebtedness of others guaranteed by the relevant entity to the extent of such guarantee and (viii) all obligations in respect of Currency Hedge Obligations, Interest Rate Hedging Agreements and Oil and Gas Hedging Contracts.

"Interest Rate Hedging Agreements" means obligations under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect the relevant entity or any of its subsidiaries against fluctuations in interest rates.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset (including, any production payment, advance payment or similar arrangement with respect to minerals in place), whether or not filed, recorded or otherwise perfected under applicable law. For the purposes of the Indenture, the Company or any Restricted Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation (other than any Capitalized Lease Obligation relating to property used or to be used in the ordinary course of business of the Company and the Restricted Subsidiaries) or other title retention agreement relating to such asset.

"Oil and Gas Hedging Contracts" means any oil and gas purchase or hedging agreement or other agreement or arrangement that is designed to provide protection against oil and gas price fluctuations.

"Pari Passu Indebtedness" means any Indebtedness of the Company, whether outstanding on the date on which the notes were originally issued or thereafter incurred or assumed, unless, in the case of any particular Indebtedness, the instrument governing the Indebtedness expressly provides that such Indebtedness shall be subordinated in right of payment to the notes.

"Restricted Subsidiary" means any subsidiary the principal business of which is carried on in, or the majority of the operating assets of which are located in, the United States (including areas subject to its jurisdiction).

"Sale/Leaseback Transaction" means any arrangement with another person providing for the leasing by the Company or any Restricted Subsidiary, for a period of more than three years, of any property that has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such other person in contemplation of such leasing.

EVENTS OF DEFAULT

An Event of Default is defined in the Indenture as being:

+ default by the Company for 30 days in payment when due of any interest on the notes;

+ default by the Company in any payment when due of principal of or premium, if any, on the notes;

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                                                                           S- 17

DESCRIPTION OF NOTES
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+ default by the Company in performance of any other covenant or agreement in the notes or the Indenture which has not been remedied within 90 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the notes then outstanding;

+ the acceleration of the maturity of any Indebtedness of the Company or any Restricted Subsidiary (other than the notes) (provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration) having an outstanding principal amount of $10 million or more individually or in the aggregate, or a default in the payment of any principal or interest in respect of any Indebtedness of the Company or any Restricted Subsidiary (other than the notes) having an outstanding principal amount of $10 million or more individually or in the aggregate and such default shall be continuing for a period of 30 days without the Company or such Restricted Subsidiary curing of such default;

+ failure by the Company or any Restricted Subsidiary to pay final, non-appealable judgments aggregating in excess of $10 million, which judgments are not paid, discharged or stayed for a period of 60 days; or

+ certain events involving bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary.

BOOK-ENTRY SYSTEM

We will issue the notes in the form of one or more global notes in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global notes will be deposited with DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us and the underwriters as follows:

+ DTC is a limited-purpose trust company organized under the New York Banking
  Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

+ DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

+ Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

+ DTC is owned by a number of its direct participants and by the New York Stock
  Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

+ Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

+ The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

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S- 18

DESCRIPTION OF NOTES
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Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes unless use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the global notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the notes at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

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                                                                           S- 19

DESCRIPTION OF NOTES
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The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable (including DTC), but we take no responsibility for its accuracy.

Neither we, the Trustee nor the underwriters will have any responsibility or obligation to direct participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct participants or beneficial owners.

So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. All applicable payments on the notes issued as global notes will be made by us in immediately available funds.

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S- 20

--------------------------------------------------------------------------------

Underwriting
We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite that underwriter's name in the table below:

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                           OF NOTES
------------------------------------------------------------------------------
UBS Warburg LLC.............................................    $157,500,000
Wasserstein Perella Securities, Inc. .......................      17,500,000
                                                                ------------
         Total..............................................    $175,000,000
                                                                ============

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.

The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.50% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

We have been advised by UBS Warburg LLC that it intends to make a market in the notes but is not obligated to do so and may stop its market making at any time. Liquidity of the trading market for the notes cannot be assured.

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $260,000. This estimate includes expenses relating to the filing fee for the registration statement, printing, rating agency fees, trustees' fees and legal fees, among other expenses.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

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                                                                           S- 21

UNDERWRITING
--------------------------------------------------------------------------------

It is expected that delivery of the notes will be made against payment therefor on February 28, 2001, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being referred to as "T+5"). Purchasers of the notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

UBS Warburg and its affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with us and our affiliates.

Legal matters

The validity of the notes will be passed upon for us by Vinson & Elkins L.L.P. Baker Botts L.L.P. will pass on certain legal matters on behalf of the underwriters. Baker Botts L.L.P. has in the past represented us in matters unrelated to this offering.

Experts

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

The consolidated financial statements of Lariat Petroleum, Inc. as of December 31, 1999, and for the year then ended, incorporated by reference in this prospectus supplement and the accompanying prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of that firm as experts in accounting and auditing in giving such report.

The audited statement of revenues and direct operating expenses of the oil and gas properties acquired from Headington Oil Company L.P. for the year ended December 31, 1999 incorporated in this prospectus supplement and the accompanying prospectus by reference to our Amended Current Report on Form 8-K/A filed on May 5, 2000 has been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

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S- 22

PROSPECTUS

                          NEWFIELD EXPLORATION COMPANY

                         363 N. Sam Houston Parkway E.,
                                   Suite 2020
                              Houston, Texas 77060
                                 (281) 847-6000

                                DEBT SECURITIES

                                PREFERRED STOCK

                               DEPOSITARY SHARES

                                  COMMON STOCK

                              SECURITIES WARRANTS

                             ---------------------

     We may offer and sell the securities listed above with an aggregate offering price up to $275 million in connection with this prospectus. We will provide specific terms of these offerings and securities in supplements to this prospectus.

     YOU SHOULD READ THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS CAREFULLY BEFORE YOU INVEST.

                             ---------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated August 27, 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THIS PROSPECTUS.......................................    3
WHERE YOU CAN FIND MORE INFORMATION.........................    3
CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.......    4
THE COMPANY.................................................    5
USE OF PROCEEDS.............................................    5
RATIOS OF EARNINGS TO FIXED CHARGES.........................    5
DESCRIPTION OF DEBT SECURITIES..............................    6
DESCRIPTION OF CAPITAL STOCK................................   11
DESCRIPTION OF DEPOSITARY SHARES............................   15
DESCRIPTION OF SECURITIES WARRANTS..........................   17
PLAN OF DISTRIBUTION........................................   18
LEGAL MATTERS...............................................   19
EXPERTS.....................................................   19

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $275 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering and the securities to be sold. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by our company in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in the following section.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

     Our common stock is listed on the New York Stock Exchange under the symbol "NFX." Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 30 Broad Street, New York, New York 10005.

     The SEC allows our company to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities or until we terminate this offering:

     - our Annual Report on Form 10-K for the year ended December 31, 1998;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999;

     - our Current Reports on Form 8-K, filed on February 18, 1999, August 13, 1999 and August 16, 1999;

     - the description of our common stock contained in our Form 8-A filed on November 4, 1993; and

     - the description of our preferred share purchase rights contained in our Form 8-A filed on February 18, 1999.

     You may request a copy of these filings at no cost, by writing our company at the following address or telephoning our company at the following number:

     Newfield Exploration Company
     Attention: Stockholder Relations
     363 N. Sam Houston Parkway E.,
     Suite 2020
     Houston, Texas 77060
     (281) 847-6000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference contain statements that constitute "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this prospectus and the documents we incorporate by reference and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors.

     Although we believe that the expectations reflected in such forward-looking statements are reasonable, any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Actual results may differ materially from anticipated results for a number of reasons, including:

     - drilling results;

     - oil and gas prices;

     - industry conditions;

     - the prices of goods and services;

     - the availability of drilling rigs and other support services; and

     - the availability of capital resources.

     The information contained in this prospectus, and the documents incorporated by reference into this prospectus, identify additional factors that could affect our operating results and performance. We urge you to carefully consider those factors.

     All forward-looking statements attributable to our company are expressly qualified in their entirety by this cautionary statement.

                                  THE COMPANY

     Newfield Exploration Company is an independent oil and gas company. We are engaged in the exploration, development and acquisition of oil and gas properties located primarily in the Gulf of Mexico. We also have operations onshore in the Gulf Coast and offshore Australia and China. We discovered and acquired our first oil and gas reserves in 1990 and have grown rapidly since that time. At December 31, 1998, we had proved reserves equal to the equivalent of 513 billion cubic feet of natural gas. At such date, approximately 82% of our proved reserves were natural gas and approximately 93% were proved developed.

     Our strategy is to continue to expand our reserve base and increase our cash flow through exploration and the acquisition and exploitation of proved properties. We emphasize the following elements in implementing this strategy:

     - reserve growth through exploratory drilling of a balanced portfolio;

     - balance between exploration and acquisition and exploitation of proved properties;

     - geographic focus;

     - control of operations and costs;

     - use of 3-D seismic and other advanced technology; and

     - equity ownership and other incentives to retain and attract employees.

     Our principal executive offices are located at 363 N. Sam Houston Parkway E., Suite 2020, Houston, Texas 77060, and our telephone number at our offices is
(281) 847-6000.

                                USE OF PROCEEDS

     Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for general corporate purposes, which may include repayment of indebtedness, the financing of capital expenditures, future acquisitions and additions to our working capital.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges plus dividends for the periods indicated.

                                                                                      SIX MONTHS
                                                      YEAR ENDED DECEMBER 31,           ENDED
                                                -----------------------------------    JUNE 30,
                                                1994    1995    1996    1997   1998      1999
                                                -----   -----   -----   ----   ----   ----------
Ratio of earnings to fixed charges............   31.4x   24.3x   28.4x   9.5x   (1)      1.8x
Ratio of earnings to fixed charges plus
  dividends...................................   31.4x   24.3x   28.4x   9.5x   (1)      1.8x

---------------

(1) We had a loss for the year ended December 31, 1998 for purposes of computing these ratios. Earnings for that year were insufficient to cover fixed charges by approximately $88.4 million.

     For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends: (1) earnings consist of income before income taxes plus fixed charges, excluding capitalized interest, and (2) fixed charges consist of interest expense and the estimated interest component of rent expense. There were no dividends paid or accrued during the periods presented above.

                         DESCRIPTION OF DEBT SECURITIES

     Any debt securities issued using this prospectus ("Debt Securities") will be our direct unsecured general obligations. The Debt Securities will be either senior debt securities ("Senior Debt Securities") or subordinated debt securities ("Subordinated Debt Securities").

     The Senior Debt Securities and the Subordinated Debt Securities will be issued under separate indentures between our company and a U.S. banking institution (a "Trustee"). The Trustee for each series of Debt Securities will be identified in the applicable prospectus supplement. Senior Debt Securities will be issued under a "Senior Indenture" and Subordinated Debt Securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

     We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. In the summary below, we have included references to section numbers of the applicable Indentures so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in this summary have the meanings specified in the Indentures.

GENERAL

     The Indentures provide that Debt Securities in separate series may be issued from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) We will determine the terms and conditions of the Debt Securities, including the maturity, principal and interest, but those terms must be consistent with the applicable Indenture.

     The Senior Debt Securities will rank equally with all of our other senior unsecured and unsubordinated debt ("Senior Debt"). The Subordinated Debt Securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any Subordinated Debt Securities.

     A prospectus supplement and a supplemental indenture relating to any series of Debt Securities being offered will include specific terms related to the offering, including the price or prices at which the Debt Securities to be offered will be issued. These terms will include some or all of the following:

     - the title of the Debt Securities;

     - whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities;

     - the total principal amount of the Debt Securities;

     - the dates on which the principal of the Debt Securities will be payable;

     - the interest rate of the Debt Securities and the interest payment dates for the Debt Securities;

     - the places where payments on the Debt Securities will be payable;

     - any terms upon which the Debt Securities may be redeemed at our option;

     - any sinking fund or other provisions that would obligate our company to repurchase or otherwise redeem the Debt Securities;

     - whether the Debt Securities are defeasible;

     - any addition to or change in the Events of Default;

     - if convertible into our common stock or any of our other securities, the terms on which such Debt Securities are convertible;

     - any addition to or change in the covenants in the applicable Indenture;
       and

     - any other terms of the Debt Securities not inconsistent with the provisions of the applicable Indenture. (Section 301)

     The Indentures do not limit the amount of Debt Securities that may be issued. Each Indenture allows Debt Securities to be issued up to the principal amount that may be authorized by our company and may be in any currency or currency unit designated by us.

     If so provided in the applicable prospectus supplement, we may issue the Debt Securities at a discount below their principal amount and pay less than the entire principal amount of the Debt Securities upon declaration of acceleration of their maturity ("Original Issue Discount Securities"). The applicable prospectus supplement will describe all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities.

SENIOR DEBT SECURITIES

     The Senior Debt Securities will be unsecured senior obligations and will rank equally with all other senior unsecured and unsubordinated debt. The Senior Debt Securities will, however, be subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness. Except as provided in the applicable Senior Indenture or specified in any authorizing resolution or supplemental indenture relating to a series of Senior Debt Securities to be issued, no Senior Indenture will limit the amount of additional indebtedness that may rank equally with the Senior Debt Securities or the amount of indebtedness, secured or otherwise, that may be incurred or preferred stock that may be issued by any of our subsidiaries.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     Under the Subordinated Indenture, payment of the principal, interest and any premium on the Subordinated Debt Securities will generally be subordinated in right of payment to the prior payment in full of all of our Senior Debt, including any Senior Debt Securities. The prospectus supplement relating to any Subordinated Debt Securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series, including:

     - the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, bankruptcy, insolvency or similar proceedings;

     - the applicability and effect of such provisions in the event of specified defaults with respect to Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the Subordinated Debt Securities; and

     - the definition of Senior Debt applicable to the Subordinated Debt Securities of that series.

     The failure to make any payment on any of the Subordinated Debt Securities due to the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not prevent the occurrence of an Event of Default under the Subordinated Debt Securities.

CONVERSION RIGHTS

     The Debt Securities may be converted into other securities of our company, if at all, according to the terms and conditions of an applicable prospectus supplement. Such terms will include the conversion price, the conversion period, provisions as to whether conversion will be at the option of the holders of such series of Debt Securities or at the option of our company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Debt Securities.

FORM, EXCHANGE AND TRANSFER

     The Debt Securities of each series will be issuable only in fully registered form, without coupons. Unless otherwise indicated in the applicable prospectus supplement, the securities will be issued in denominations of $1,000 each or multiples thereof. (Section 302)

     Subject to the terms of the applicable Indenture and the limitations applicable to global securities, Debt Securities may be transferred or exchanged at the corporate trust office of the Trustee or at any other office or agency maintained by our company for such purpose, without the payment of any service charge except for any tax or governmental charge. (Sections 305 and 1002)

GLOBAL SECURITIES

     The Debt Securities of any series may be issued, in whole or in part, by one or more global certificates that will be deposited with a depositary identified in the applicable prospectus supplement.

     No global security may be exchanged in whole or in part for Debt Securities registered in the name of any person other than the depositary for such global security or any nominee of such depositary unless:

     - the depositary is unwilling or unable to continue as depositary;

     - an Event of Default has occurred and is continuing; or

     - as otherwise provided in a prospectus supplement.

     Unless otherwise stated in any prospectus supplement, The Depository Trust Company ("DTC") will act as depository. Beneficial interests in global certificates will be shown on, and transfers of global certificates will be affected only through records maintained by DTC and its participants.

PAYMENT

     Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a Debt Security on any interest payment date will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 307)

     Unless otherwise indicated in the applicable prospectus supplement, principal interest and any premium on the Debt Securities will be paid at designated places. However, at our option, payment may be made by check mailed to the persons in whose names the Debt Securities are registered on days specified in the Indenture or any prospectus supplement. (Sections 1002 and
1003)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate with or merge into, or sell or lease substantially all of our properties to any person if:

     - the successor person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the Debt Securities and under the Indentures;

     - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

     - any other conditions specified in the applicable prospectus supplement are met. (Section 801)

EVENTS OF DEFAULT

     Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default ("Event of Default") under the
Indentures:

     - failure to pay principal or premium on any Debt Security of that series when due;

     - failure to pay any interest on any Debt Security of that series when due, continued for 30 days;

     - failure to deposit any sinking fund payment, when due, on any Debt Security of that series;

     - failure to perform any other covenant or the breach of any warranty in the Indenture for 90 days after being given written notice;

     - certain events of bankruptcy, insolvency or reorganization affecting us; and

     - any other Event of Default included in the applicable Indenture or supplemental indenture. (Section 501)

     If an Event of Default (other than as a result of bankruptcy, insolvency or reorganization) for any series of Debt Securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series may declare the principal amount of the Debt Securities of that series (or, such portion of the principal amount of such Debt Securities, as may be specified in a prospectus supplement) to be due and payable immediately. If an Event of Default results from bankruptcy, insolvency or reorganization, the principal amount of all the Debt Securities of a series (or, such portion of the principal amount of such Debt Securities as may be specified in a prospectus supplement) will automatically become immediately due and payable. If an acceleration occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the Debt Securities of that series can rescind the acceleration. (Section 502)

     Other than its duties in case of an Event of Default, a Trustee is not obligated to exercise any of its rights or powers under the applicable Indenture at the request of any of the holders, unless the holders offer the Trustee reasonable indemnity. (Section 603) Subject to the indemnification of the Trustees, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     The holders of Debt Securities of any series will not have any right to institute any proceeding with respect to the applicable Indenture, unless:

     - the holder has given written notice to the Trustee of an Event of Default;

     - the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee; and

     - the Trustee fails to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507)

     Such limitations do not apply, however, to a suit instituted by a holder of a Debt Security for the enforcement of payment of the principal, interest or premium on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

     We will be required to furnish to each Trustee annually within 120 days of the end of each fiscal year a statement by certain of our officers as to whether or not we are in default in the performance of any of the terms of the applicable Indenture. (Section 1004)

MODIFICATION AND WAIVER

     Under each Indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

DEFEASANCE AND COVENANT DEFEASANCE

     If, and to the extent, indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of the Indentures, relating to defeasance and discharge of indebtedness and to defeasance of certain restrictive covenants, applied to the Debt Securities of any series, or to any specified part of a series. (Section 1301)

     Defeasance and Discharge. The Indentures provide that, upon the exercise of our option (if any), we will be discharged from all our obligations with respect to the applicable Debt Securities upon the deposit in trust for the benefit of the holders of such Debt Securities of money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to the discharge of our obligations with respect to a series of Debt Securities will be described in an applicable prospectus supplement.

     Defeasance of Certain Covenants. The Indentures provide that, upon the exercise of our option (if any), we may omit to comply with certain restrictive covenants described in an applicable prospectus supplement, the occurrence of certain Events of Default as described in an applicable prospectus supplement will not be deemed to either be or result in an Event of Default and, if such Debt Securities are Subordinated Debt Securities, the provisions of the Subordinated Indenture relating to subordination will cease to be effective, in each case with respect to such Debt Securities. In order to exercise such option, we must deposit, in trust for the benefit of the holders of such Debt Securities, money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective stated maturities in accordance with the terms of the applicable Indenture and such Debt Securities. Any additional conditions to exercising this option with respect to a series of Debt Securities will be described in an applicable prospectus supplement. (Sections 1303 and 1304)

NOTICES

     Notices to holders of Debt Securities will be given by mail to the addresses of such holders as they may appear in the security register. (Sections 101 and 106)

TITLE

     We, the Trustees and any agent of ours or a Trustee may treat the person in whose name a Debt Security is registered as the absolute owner of the Debt Security, whether or not such Debt Security may be overdue, for the purpose of making payment and for all other purposes. (Section 308)

GOVERNING LAW

     The Indentures and the Debt Securities will be governed by, and construed in accordance with, the law of the State of New York. (Section 112)

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our certificate of incorporation, our authorized capital stock consists of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. As of July 30, 1999, we had 41,482,069 shares of common stock outstanding, and no shares of preferred stock outstanding.

COMMON STOCK

     Our common stockholders are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of our common stockholders. Our common stockholders do not have cumulative voting rights.

     Our common stockholders are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. Dividends on our common stock are, however, subject to any preferential dividend rights of outstanding preferred stock. We do not intend to pay cash dividends on our common stock in the foreseeable future. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to receive ratably our net assets available after payment of all of our debts and other liabilities. Any payment is, however, subject to the prior rights of any outstanding preferred stock. Our common stockholders do not have any preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

     The following summary describes certain general terms of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific terms of the preferred stock will be described in the prospectus supplement, including the following terms:

     - the series, the number of shares offered and the liquidation value of the preferred stock;

     - the price at which the preferred stock will be issued;

     - the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

     - the liquidation preference of the preferred stock;

     - the voting rights of the preferred stock;

     - whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

     - whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and

     - any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

     Our certificate of incorporation allows our board of directors to issue preferred stock from time to time in one or more series, without any action being taken by our stockholders. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board of directors may adopt resolutions to issue shares of a series of our preferred stock, and establish their terms. These terms may include:

     - voting powers;

     - designations;

     - preferences;

     - dividend rights;

     - dividend rates;

     - terms of redemption;

     - redemption process;

     - conversion rights; and

     - any other terms permitted to be established by our certificate of incorporation and by applicable law.

     The preferred stock will, when issued, be fully paid and non-assessable.

ANTI-TAKEOVER PROVISIONS

     Certain provisions in our certificate of incorporation and bylaws may encourage persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     Stockholder Action by Written Consent. Under the Delaware General Corporation Law, unless the certificate of incorporation of a corporation specifies otherwise, any action that could be taken by stockholders at an annual or special meeting may be taken without a meeting and without notice to or a vote of other stockholders if a consent in writing is signed by the holders of outstanding stock having voting power that would be sufficient to take such action at a meeting at which all outstanding shares were present and voted. Our certificate of incorporation and bylaws provide that stockholder action may be taken in writing by the consent of holders of not less than 66 2/3% of the outstanding shares entitled to vote at a meeting of stockholders. As a result, stockholders may not act upon any matter except at a duly called meeting or by the written consent of holders of 66 2/3% or more of the outstanding shares entitled to vote.

     Supermajority Vote Required for Certain Transactions. The affirmative vote of the holders of at least 66 2/3% of the outstanding shares of common stock is required to approve any merger or consolidation of our company or any sale or transfer of all or substantially all of our assets.

     Blank Check Preferred Stock. Our certificate of incorporation authorizes blank check preferred stock. Our board of directors can set the voting, redemption, conversion and other rights relating to such preferred stock and can issue such stock in either a private or public transaction. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of common stock and the likelihood that holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of our company.

     Business Combinations under Delaware Law. We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder (i.e., a person who owns 15% or more of our outstanding voting stock) from engaging in certain business combinations with our company for three years following the date that the person become an interested stockholder. These restrictions do not apply if:

     - before the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

     - upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced; or

     - following the transaction in which the person became an interested stockholder, the business combination is approved by both our board of directors and the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     These restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement of certain extraordinary transactions involving our company and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or goes unopposed by a majority of our directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

     Stockholders Rights Agreement. Our board of directors has adopted a stockholders rights agreement. Under the rights agreement, each right entitles the registered holder under the circumstances described below to purchase from our company one one-thousandth of a share of our Junior Participating Preferred Stock, par value $0.01 per share (the "preferred shares"), at a price of $85 per one one-thousandth of a preferred share, subject to adjustment. The following is a summary of certain terms of the rights agreement. The rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part, and this summary is qualified by reference to the specific terms of the rights agreement.

     Until the distribution date, the rights attach to all common stock certificates representing outstanding shares. No separate right certificate will be distributed. A right is issued for each share of common stock issued. The rights will separate from the common stock and a distribution date will occur upon the earlier of

     - 10 business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of our outstanding voting stock; or

     - 10 business days following the commencement or announcement of an intention to commence a tender offer or exchange offer the completion of which would result in the beneficial ownership by a person or group of 20% or more of our outstanding voting stock.

     Until the distribution date or the earlier of redemption or expiration of the rights, the rights will be evidenced by the certificates representing the common stock. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on the distribution date and such separate rights certificates alone will thereafter evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on February 22, 2009, unless the expiration date is extended or the rights are earlier redeemed or exchanged.

     If a person or group acquires 20% or more of our voting stock, each right then outstanding, other than rights beneficially owned by the acquiring persons, which would become null and void, becomes a right to buy that number of shares of common stock, or under certain circumstances, the equivalent number of one one-thousandths of a preferred share, that at the time of such acquisition has a market value of two times the purchase price of the right.

     If we are acquired in a merger or other business combination transaction or assets constituting more than 50% of our consolidated assets or producing more than 50% of our earning power or cash flow are sold, proper provision will be made so that each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company that at the time of such transaction has a market value of two times the purchase price of the right.

     The dividend and liquidation rights, and the non-redemption feature, of the preferred shares are designed so that the value of one one-thousandth of a preferred share purchasable upon exercise of each right will approximate the value of one share of common stock. The preferred shares issuable upon exercise of the rights will be non-redeemable and rank junior to all other series of our preferred stock. Each whole preferred share will be entitled to receive a quarterly preferential dividend in an amount per share equal to the greater of
(a) $1.00 in cash, or (b) 1,000 times the aggregate per share dividend declared on the common stock. In the event of liquidation, the holders of preferred shares will be entitled to receive a preferential liquidation payment per whole share equal to the greater of (a) $1,000 per share, or (b) 1,000 times the aggregate amount to be distributed per share of common stock. In the event of any merger, consolidation or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash or other property, each whole preferred share will be entitled to 1,000 times the amount received per share of common stock. Each whole preferred share will be entitled to 1,000 votes on all matters submitted to a vote of our stockholders, and preferred shares will generally vote together as one class with the common stock and any other capital stock on all matters submitted to a vote of our stockholders.

     The purchase price and the number of one one-thousandths of a preferred share or other securities or property issuable upon exercise of the rights may be adjusted from time to time to prevent dilution.

     At any time after a person or group of affiliated or associated persons acquires beneficial ownership of 20% or more of our outstanding voting stock and before a person or group acquires beneficial ownership of 50% or more of our outstanding voting stock, our board of directors may, at its option, issue common stock in mandatory redemption of, and in exchange for, all or part of the then outstanding exercisable rights, other than rights owned by such person or group, which would become null and void, at an exchange ratio of one share of common stock, or one one-thousandth of a preferred share, for each two shares of common stock for which each right is then exercisable, subject to adjustment.

     At any time prior to the first public announcement that a person or group has become the beneficial owner of 20% or more of the outstanding voting stock, our board of directors may redeem all, but not less than all, the then outstanding rights at a price of $0.01 per right. The redemption of the rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon the action of our board of directors ordering redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

     Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

     Our certificate of incorporation limits the liability of our officers and directors to our company and our stockholders to the fullest extent permitted by Delaware law. Specifically, our officers and directors will not be personally liable for monetary damages for breach of an officer's or director's fiduciary duty in such capacity, except for liability

     - for any breach of the officer's or director's duty of loyalty to our company or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation law; or

     - for any transaction from which the officer or director derived an improper personal benefit.

     The inclusion of this provision in our certificate of incorporation may reduce the likelihood of derivative litigation against our officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though such an action, if successful, might have otherwise benefitted our company and our stockholders. Both our certificate of incorporation and bylaws provide indemnification to our officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under federal securities laws and do not affect the right to sue, nor to recover monetary damages, under federal securities laws for violations thereof.

TRANSFER AGENT AND REGISTRAR

     Our transfer agent and registrar for the common stock is ChaseMellon Shareholder Services L.L.C.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a deposit agreement between our company and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

     We have summarized selected provisions of the deposit agreement and the depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If the depositary determines, however, that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

VOTING THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

AMENDMENT AND TERMINATION OF THE DEPOSITARY AGREEMENT

     The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or our company only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the deposit agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the deposit agreement or receive depositary receipts evidencing depositary shares therefor.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts all reports and communications from our company that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

     Neither the depositary nor our company will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the deposit agreement. The obligations of the depositary and our company under the deposit agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering notice to our company of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $100,000,000.

                       DESCRIPTION OF SECURITIES WARRANTS

     We may issue securities warrants for the purchase of debt securities, preferred stock, depositary shares, common stock or other securities. Securities warrants may be issued independently or together with debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as an agent of our company in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants.

     The following summary of certain provisions of the securities warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the securities warrant agreements.

     Reference is made to the prospectus supplement relating to the particular issue of securities warrants offered thereby for the terms of and information relating to such securities warrants, including, where applicable:

     - the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities purchasable upon exercise of securities warrants to purchase debt securities and the price at which such debt securities may be purchased upon such exercise;

     - the number of shares of common stock purchasable upon the exercise of securities warrants to purchase common stock and the price at which such number of shares of common stock may be purchased upon such exercise;

     - the number of shares and series of preferred stock or depositary shares purchasable upon the exercise of securities warrants to purchase preferred stock and the price at which such number of shares of such series of preferred stock or depositary shares may be purchased upon such exercise;

     - the designation and number of units of other securities purchasable upon the exercise of securities warrants to purchase other securities and the price at which such number of units of such other securities may be purchased upon such exercise;

     - the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire;

     - United States federal income tax consequences applicable to such securities warrants;

     - the amount of securities warrants outstanding as of the most recent practicable date; and

     - any other terms of such securities warrants.

Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

     Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock, depositary shares, common stock or other securities at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the securities warrants, which exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the expiration date, or such later date to which such expiration date may be extended by us, unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in the prospectus supplement relating to such securities warrants.

     Prior to the exercise of any securities warrants to purchase debt securities, preferred stock, depositary shares, common stock or other securities, holders of such securities warrants will not have any of the rights of holders of debt securities, preferred stock, depositary shares, common stock or other securities, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock, depositary shares or common stock purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities:

     - through underwriters or dealers;

     - through agents; or

     - directly to one or more purchasers, including existing stockholders in a rights offering.

BY UNDERWRITERS

     If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless indicated in the prospectus supplement the underwriters must purchase all the securities of the series offered by a prospectus supplement if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY AGENTS

     Offered securities may also be sold through agents designated by us. Unless indicated in the prospectus supplement, any such agent is acting on a best efforts basis for the period of its appointment.

DIRECT SALES; RIGHTS OFFERINGS

     Offered securities may also be sold directly by us. In this case, no underwriters or agents would be involved. We may sell offered securities upon the exercise of rights which may be issued to our securityholders.

DELAYED DELIVERY ARRANGEMENTS

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase offered securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, education and charitable institutions and such other institutions as may be approved by us. The obligations of any such purchasers under such delayed delivery and payment arrangements will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under applicable law. The underwriters and such agents will not have any responsibility with respect to the validity or performance of such contracts.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from our company and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers or agents may be required to make.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, our company or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL MATTERS

     Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

     The audited financial statements included in our annual report on Form 10-K for the year ended December 31, 1998 are incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Certain information included or incorporated by reference in this prospectus relating to our proved oil and gas reserves and future net cash flows therefrom is derived from estimates prepared by Ryder Scott Company, Petroleum Engineers, and is incorporated by reference herein in reliance upon such firm as experts with respect to such matters.

YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. NEWFIELD HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. NEWFIELD IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS OR IN ANY DOCUMENT INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THOSE DOCUMENTS.

                               TABLE OF CONTENTS
------------------------------------------------------------

                             PROSPECTUS SUPPLEMENT
------------------------------------------------------------

Prospectus supplement summary..................   S-2
Risk factors...................................   S-3
Use of proceeds................................   S-9
Consolidated ratios of earnings to fixed
  charges......................................   S-9
Capitalization.................................  S-10
Description of notes...........................  S-11
Underwriting...................................  S-21
Legal matters..................................  S-22
Experts........................................  S-22

                                   PROSPECTUS
------------------------------------------------------------

About this prospectus..........................     3
Where you can find more information............     3
Cautionary statement about forward-looking
  statements...................................     4
The company....................................     5
Use of proceeds................................     5
Ratios of earnings to fixed charges............     5
Description of debt securities.................     6
Description of capital stock...................    11
Description of depositary shares...............    15
Description of securities warrants.............    17
Plan of distribution...........................    18
Legal matters..................................    19
Experts........................................    19

                                  $175,000,000

                      [NEWFIELD EXPLORATION COMPANY LOGO]

                          Newfield Exploration Company
                          7 5/8% Senior Notes due 2011
                            ------------------------

                             PROSPECTUS SUPPLEMENT

                               February 21, 2001

                            ------------------------

                        SOLE BOOKRUNNER AND LEAD MANAGER

                                UBS WARBURG LLC

                         DRESDNER KLEINWORT WASSERSTEIN